UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 21, 2007 (May 17, 2007)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.03.      Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 17, 2007, the Company’s Board of Directors amended Article VI, Section 2, of the Company’s Amended and Restated Bylaws to permit shares of the Company’s stock to be certificated or uncertificated, as provided under Missouri law.  The amendment is effective immediately and is intended to make the Company eligible to participate in the Direct Registration System.

Item 8.01.      Other Events.

In November 2005, in conjunction with the acquisition of the nMatrix electronic discovery business, the Company issued to the former owners of nMatrix approximately 1.2 million shares of the Company’s common stock as a part of the purchase price for the nMatrix business.  The Company is required to maintain an effective registration statement for the resale of those shares by that shareholder until November 15, 2007, which registration statement is currently in effect.  The Company’s agreement included a limited price protection provision, which provided that if the shareholder sells any of those shares pursuant to the registration statement at a per share price (before commissions and other transaction expenses) lower than $20.35, the Company would pay that selling shareholder an amount in cash equal to the number of shares sold by the shareholder multiplied by the difference between the $20.35 minus the sale price.  The limited price protection terminates permanently if, among other conditions, after the effectiveness of the registration statement, the closing price for the common stock has been equal to or greater than $20.35 per share for any 15 trading days.

The Company’s common stock has closed above $20.35 per share for 15 trading days after the effectiveness of the registration statement.  All conditions to the permanent termination of the limited price protection have occurred, and, accordingly, the Company’s obligations under the limited price protection provision have terminated.  The Company made no payments to the former owner of nMatrix under this provision.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Epiq Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: May 21, 2007
	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director